Exhibit 99.1

Clearside Biomedical Appoints Jeffrey Edwards to Board of Directors

Succeeds Retiring Director, Evgeny Zaytsev

ALPHARETTA, GA, September 26, 2018 (GLOBE NEWSWIRE) – Clearside Biomedical, Inc. (NASDAQ:CLSD), a biopharmaceutical company dedicated to developing treatments that restore and preserve vision for people with serious eye diseases, today announced that Jeffrey Edwards has been appointed to its Board of Directors, effective immediately.

Mr. Edwards, a veteran of the global pharmaceuticals industry, spent 21 years at Allergan, Inc. in positions of increasing responsibility, including Executive Vice President, Finance and Business Development & Chief Financial Officer from 2005 to 2014, continuing as a non-executive officer of the company until his retirement in February 2015.  From 2003 to 2005, Mr. Edwards served as Allergan’s Corporate Vice President, Corporate Development and previously served as its Senior Vice President, Treasury, Tax and Investor Relations.  Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior-level positions in the credit and business development functions.  He has extensive corporate governance experience and currently serves on the Boards of Directors of the publicly traded companies Bio-Rad Laboratories, Inc. and FibroGen, Inc., as well as on the Board of Directors of Viamet Pharmaceuticals Holdings, LLC, a privately held biopharmaceutical company.  Mr. Edwards received a Bachelor of Arts degree in Sociology from Muhlenberg College and completed the Advanced Management Program at the Harvard Business School.

"Jeff is a proven financial executive with extensive commercial, corporate development and public company management experience, and I would like to welcome him on behalf of everyone at Clearside,” said William D. Humphries, Chairman of Clearside’s Board of Directors.  “As we prepare to submit our first NDA, increase our commercial readiness and advance our late-stage pipeline, Jeff’s strategic, operational and financial expertise will be a tremendous asset to our team and to our shareholders.”

Mr. Edwards succeeds Evgeny Zaytsev, M.D., who has resigned from Clearside’s Board of Directors.

“On behalf of everyone at Clearside, I would like to thank Evgeny for his many contributions to the company, both before and after it went public,” said Mr. Humphries.  “Evgeny championed an anchor investment in the company’s Series B financing by RMI Partners, a venture capital company with a strategic focus on investments supporting the development of innovative biopharmaceutical products and medical technologies, and he joined Clearside’s board in August 2014.  In the time that I have worked with Evgeny, he has earned my deep personal admiration and great professional respect.  I wish him continued success.”

About Clearside

Clearside Biomedical, Inc. is a biopharmaceutical company dedicated to developing treatments that restore and preserve vision for people with serious eye diseases.  Clearside’s proprietary suprachoroidal treatment approach offers unprecedented access to the back of the eye where sight-threatening disease often occurs.  The company’s unique platform for eye disease treatments is inherently flexible and intended to work with established medicines, new formulations of medicines, as well as future innovations. Clearside’s pipeline includes advanced and pre-clinical product candidates in diseases where macular edema is a common complication, including uveitis, retinal vein occlusion (“RVO”) and diabetic macular edema (“DME”).  Clearside’s most advanced program is in non-infectious uveitis and it expects to submit a New Drug Application to the U.S. Food and Drug Administration for use of suprachoroidal CLS-TA for the treatment of macular edema associated with non-infectious uveitis by the end of 2018.  The company is also conducting two ongoing Phase 3 trials of suprachoroidal CLS-TA with an intravitreal anti-VEGF agent in patients with RVO.  In addition, Clearside recently announced positive topline results from a Phase 2 clinical trial of suprachoroidal CLS-TA used with EYLEA® (aflibercept) in patients with DME, and is continuing to analyze additional data from the trial as it becomes available.  Clearside  is headquartered in Alpharetta, GA.  For more information, please visit http://www.clearsidebio.com.  Follow @clearsidebio on Twitter and Linkedin.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Clearside’s current beliefs and expectations. These forward-looking statements include expectations regarding the clinical development of Clearside’s product candidates, and the timing of a potential submission of an NDA with the FDA. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Clearside’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Clearside’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2018, and Clearside’s other Periodic Reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Clearside as of the date of this release, and Clearside assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Stephen Kilmer

Investor Relations

(678) 430-8206

stephen.kilmer@clearsidebio.com

Charles Deignan

Chief Financial Officer

(678) 270-4005

charlie.deignan@clearsidebio.com